Exhibit 99.1
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Date: July 21, 1999

CONTACTS:

       David R. Alvord                        John C. Mott
       Co-CEO                                 Co-CEO
       Alliance Financial Corporation         Alliance Financial Corporation
       (607) 758-1201                         (315) 363-4500

     CORTLAND, NEW YORK; ONEIDA, NEW YORK (July 21, 1999) Alliance Financial Corporation (Nasdaq:ALNC) today announced that its Board of Directors authorized the repurchase of up to 300,000 shares of its common stock, or approximately 8.3 percent of the Company's outstanding common stock. The shares may be repurchased from time-to-time, in accordance with applicable securities laws, in open-market transactions or privately negotiated transactions over the course of the next 12 months. The shares will be purchased at prevailing market prices from time-to-time during the repurchase period depending upon market conditions.

     David R. Alvord, Co-Chief Executive Officer, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company's subsidiary, Alliance Bank, N.A. Repurchased shares will become treasury shares and may be reissued as appropriate in the future in connection with the Company's dividend reinvestment plan, stock option plan, or other corporate purposes such as acquisitions.

     Mr. Alvord stated that, "The Board of Directors views the Company's common stock as an attractive long-term investment and believes the repurchase of shares represents an attractive investment opportunity which will benefit the Company and our stockholders. We believe the stock repurchase program is an important component of capital management strategy as we seek to enhance stockholder value," Mr. Alvord added.

     Based on current market conditions, the stock repurchase program is expected to be completed within the next 12 months. "The repurchase of common stock will be made from time-to-time in the open market or private transactions in accordance with market conditions," Mr. Alvord said.



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         Alliance Financial Corporation is an independent bank holding company created through the merger of Cortland First Financial Corporation and Oneida Valley Bancshares, Inc. in November 1998. Alliance Bank, N.A., the banking subsidiary of Alliance Financial Corporation, provides banking, trust and investment services through 17 community branch locations in Cortland, Madison, Oneida, Onondaga and Broome counties.

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         This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) expected cost savings from merged operations cannot be fully realized or cannot be realized as quickly as anticipated; (2) the planned expansion into the Syracuse market is not completed on schedule or on budget or the new branches do not attract the expected loan and deposit customers; (3) competitive pressure in the banking industry increases significantly; (4) costs or difficulties related to the integration of the businesses of Cortland First and Oneida Valley are greater than expected;
(5) changes in the interest rate environment reduce margins; (6) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;
(7) changes occur in the regulatory environment; (8) changes occur in business conditions and inflation; and (9) changes occur in the securities markets and other factors detailed from time to time in the Company's SEC filings.